                                 PICKWICK PLACE
                             1130 RACQUET CLUB NORTH
                              INDIANAPOLIS, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    PICKWICK PLACE
       1130 RACQUET CLUB NORTH
       INDIANAPOLIS, MARION COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 336 units with a total of 347,620 square feet of rentable area. The improvements were built in 1975. The improvements are situated on 45.362 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PICKWICK PLACE, INDIANAPOLIS, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                  ($14,800,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Kenneth W. Kapecki
June 27, 2003                    Ken Kapecki, MAI
#053272                          Managing Principal, Real Estate Group
                                 State of Indiana, Certified General Appraiser,
                                    #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...........................................................   4
Introduction................................................................   9
Area Analysis...............................................................  11
Market Analysis.............................................................  14
Site Analysis...............................................................  16
Improvement Analysis .......................................................  16
Highest and Best Use .......................................................  17

                                    VALUATION

Valuation Procedure.........................................................  18
Sales Comparison Approach...................................................  20
Income Capitalization Approach .............................................  26
Reconciliation and Conclusion ..............................................  37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Pickwick Place
LOCATION:                      1130 Racquet Club North
                               Indianapolis, Indiana

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 7, 2003
DATE OF REPORT:                June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                    45.362 acres, or 1,975,969 square feet
      Assessor Parcel No.:     006523
      Floodplain:              Community Panel No. 18097C0041 (January 5, 2001)
                               Flood Zone X, an area outside the floodplain.
      Zoning:                  D-6 (Medium Density Multifamily District)

BUILDING:
      No. of Units:            336 Units
      Total NRA:               347,620 Square Feet
      Average Unit Size:       1,035 Square Feet
      Apartment Density:       7.4 units per acre
      Year Built:              1975

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                          Square         --------------------      Monthly          Annual
   Unit Type               Feet          Per Unit      Per SF      Income           Income
--------------------------------------------------------------------------------------------
1Br/1Ba - 1A10              753            $530        $0.70      $ 19,080        $  228,960
1Br/1Ba - 1A15              942            $600        $0.64      $ 21,600        $  259,200
2Br/2Ba - 2A20              905            $600        $0.66      $ 64,800        $  777,600
2Br/2Ba - 2A15            1,137            $690        $0.61      $ 22,080        $  264,960
2Br/2Ba - 2A25            1,215            $700        $0.58      $ 75,600        $  907,200
3Br/2Ba - 3A20            1,157            $710        $0.61      $  5,680        $   68,160
3Br/2Ba - 2A25            1,500            $840        $0.56      $  6,720        $   80,640
                                                       -------------------------------------
                                                       Total      $215,560        $2,586,720

OCCUPANCY:                     93%
ECONOMIC LIFE:                 45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PICKWICK PLACE, INDIANAPOLIS, INDIANA

EFFECTIVE AGE:                25 Years
REMAINING ECONOMIC LIFE:      20 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                                      [PICTURE]

  EXTERIOR - APARTMENT BUILDING                    EXTERIOR - APARTMENT UNIT

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PICKWICK PLACE, INDIANAPOLIS, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount                 $/Unit
                                                     ------                 ------
DIRECT CAPITALIZATION
Potential Rental Income                              $2,586,720             $ 7,699
Effective Gross Income                               $2,478,571             $ 7,377
Operating Expenses                                   $1,251,282             $ 3,724           50.5% of EGI
Net Operating Income:                                $1,143,289             $ 3,403

Capitalization Rate                                  7.75%
DIRECT CAPITALIZATION VALUE                          $14,600,000  *         $43,452 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                15%
Stabilized Vacancy & Collection Loss:                9%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         8.25%
Discount Rate                                        10.50%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $14,800,000  *         $44,048 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $14,700,000            $43,750 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $34,268 to $61,397
       Range of Sales $/Unit (Adjusted)              $34,268 to $51,574
VALUE INDICATION - PRICE PER UNIT                    $14,700,000  *         $43,750 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.43 to 7.19
       Selected EGIM for Subject                     6.25
       Subject's Projected EGI                       $2,478,571
EGIM ANALYSIS CONCLUSION                             $15,400,000  *         $45,833 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $14,300,000  *         $42,560 / UNIT

RECONCILED SALES COMPARISON VALUE                    $14,800,000            $44,048 / UNIT

------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PICKWICK PLACE, INDIANAPOLIS, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                                 $14,700,000
      NOI Per Unit                                   $14,300,000
      EGIM Multiplier                                $15,400,000
INDICATED VALUE BY SALES COMPARISON                  $14,800,000         $44,048 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $14,600,000
      Discounted Cash Flow Method:                   $14,800,000
INDICATED VALUE BY THE INCOME APPROACH               $14,700,000         $43,750 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $14,800,000         $44,048 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1130 Racquet Club North, Indianapolis, Marion County, Indiana. Indianapolis identifies it as 006523.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 7, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Both Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                     INTRODUCTION PAGE 10
PICKWICK PLACE, INDIANAPOLIS, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:        6 to 12 months

       EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Pickwick Place AP XI, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indianapolis, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - U.S. 31

West   - I-465

South  - W. 73rd, 71st

North  - I-465

MAJOR EMPLOYERS

Major employers in the subject's area include 1) Clarian Health Systems, 2) Eli Lilly and Company, 3) Community Hospitals Indianapolis, 4) Marsh/Village Pantry Supermarkets, 5) St. Vincent Hospital and Health Care, 6) IUPUI, 7) Kroger Central Marketing Area, 8) Rolls Royce, 9) Federal Express, 10) St. Francis Hospital & Health Centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                 --------------------------------------------
CATEGORY                         1-Mi. RADIUS     3-Mi. RADIUS   5-Mi. RADIUS         MSA
---------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  12,230           72,416         167,302         1,646,584
5-Year Population                   12,264           76,186         176,845         1,750,376
% Change CY-5Y                         0.3%             5.2%            5.7%              6.3%
Annual Change CY-5Y                    0.1%             1.0%            1.1%              1.3%

HOUSEHOLDS
Current Households                   5,519           32,079          72,701           648,288
5-Year Projected Households          5,615           33,890          77,468           696,995
% Change CY - 5Y                       1.7%             5.6%            6.6%              7.5%
Annual Change CY-5Y                    0.3%             1.1%            1.3%              1.5%

INCOME TRENDS
Median Household Income            $39,247          $50,247        $ 54,873        $   47,488
Per Capita Income                  $30,908          $32,570        $ 32,281        $   24,134
Average Household Income           $68,306          $73,455        $ 74,161        $   61,296

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                           AREA
                                       --------------------------------------------
CATEGORY                               1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                    47.42%         40.39%          35.60%          29.55%
5-Year Projected % Renting                 45.74%         39.36%          35.04%          28.58%

% of Households Owning                     42.69%         51.79%          58.05%          63.75%
5-Year Projected % Owning                  44.52%         53.21%          58.96%          65.18%

Source:  Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PICKWICK PLACE, INDIANAPOLIS, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - I-469

South  - Single-Family Residential

East   - Single-Family Residential

West   - Multi-Family Residential (Pickwick Farms)

CONCLUSIONS

The subject is well located within the city of Indianapolis. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Indianapolis in Marion County. The overall pace of development in the subject's market is more or less stable. Approximately 2,550 new units are projected to be constructed in the Indianapolis Metro Area in 2003. This would represent a slight increase from 2002 constructed units of 2,439. The new construction is primarily occurring on the northwest side of town, on the southwest suburbs near the airport, and downtown. No new construction is anticipated in the subject's immediate neighborhood. (Source: CB Richard Ellis) The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                             Region                                 Submarket
-----------------------------------------------------------------------------------
 2002                               9.3%                                   10.4%
 2001                               9.4%                                    9.3%
 2000                               8.8%                                    9.4%
 1999                               7.8%                                    9.2%
 1998                               7.9%                                    8.9%
 1997                               7.8%                                    6.4%
 1996                               7.7%                                    8.1%
 1995                               7.7%                                    6.8%
 1994                               7.7%                                    6.2%

{Source: CB Richard Ellis, US Census Bureau}

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the Indianapolis economy has been affected by the recession of the early 2000's, its economy is strong relative to other major US cities.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                             HISTORICAL AVERAGE RENT

Period              Region         % Change      Submarket       % Change
-------------------------------------------------------------------------
 1993                $609            -              N/A              -
 1994                $637           4.6%            N/A             N/A
 1995                $659           3.5%            N/A             N/A
 1996                $684           3.8%            N/A             N/A
 1997                $703           2.8%            N/A             N/A
 1998                $730           3.8%            N/A             N/A
 1999                $747           2.3%            N/A             N/A
 2000                $767           2.7%            N/A             N/A
 2001                $779           1.6%            N/A             N/A
 2002                $787           1.0%            N/A             N/A

Source:CB Richard Ellis

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.        Property Name            Units        Ocpy.      Year Built      Proximity to subject
------------------------------------------------------------------------------------------------------
  R-1        Belle Meade Apartments    115          90%          1971       1 mile east of subject
  R-2        Marten Manor North        336          89%          1974       Adjacent to subject on SW
  R-3        Chelsea Village           246          91%          1983       0.25 miles west of subject
  R-4        Barrington Apartments     144          96%          1966       1 mile south of subject
  R-5        Kensington Apartments     296          98%          1967       1 mile south of subject
Subject      Pickwick Place            336          93%          1975

The current trend toward low interest rates have increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   45.362 acres, or 1,975,969 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          18097C0041, dated January 5, 2001
     Flood Zone               Zone X
  Zoning                      D-6, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                              ----------------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND            BUILDING            TOTAL          MILL RATE          TAXES
--------------------------------------------------------------------------------------------------------------
006523                        $1,899,200        $6,109,300        $8,008,500        $0.02699          $216,181

IMPROVEMENT ANALYSIS

  Year Built                  1975
  Number of Units             336
  Net Rentable Area           347,620 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              basketball court, volleyball court, sand
                              volleyball, tennis court, gym room, indoor tennis
                              court, game room, playground, barbeque equipment,
                              meeting hall, laundry room, fishing pond, and
                              secured parking.
  Unit Amenities              Individual unit amenities include a balcony,
                              cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                              stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

Unit Mix:

                                                Unit Area
  Unit Type            Number of Units          (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - 1A10               36                     753
1Br/1Ba - 1A15               36                     942
2Br/2Ba - 2A20              108                     905
2Br/2Ba - 2A15               32                   1,137
2Br/2Ba - 2A25              108                   1,215
3Br/2Ba - 3A20                8                   1,157
3Br/2Ba - 2A25                8                   1,500

  Overall Condition           Average
  Effective Age               25 years
  Economic Life               45 years
  Remaining Economic Life     20 years
  Deferred  Maintenance       The deferred maintenance at the subject property
                              was estimated for a total amount of $86,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1975 and consist of a 336-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PICKWICK PLACE, INDIANAPOLIS, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PICKWICK PLACE, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                    COMPARABLE
         DESCRIPTION                          SUBJECT                          I - 1                         I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Pickwick Place                   Abington Apartments           Cross Creek Apartments

LOCATION:
  Address                          1130 Racquet Club North          4656 Edwardian Circle         5756 Cross Creek Dr.

  City, State                      Indianapolis, Indiana            Indianapolis, IN              Indianapolis, IN
  County                           Marion                           Marion                        Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           347,620                          293,676                       159,492
  Year Built                       1975                             1980                          1990
  Number of Units                  336                              328                           208
  Unit Mix:                             Type               Total         Type              Total       Type             Total
                                   1Br/1Ba - 1A10            36     1Br/1Ba                 156   1Br/1Ba                 20
                                   1Br/1Ba - 1A15            36     2Br/1Ba                  56   1Br/1Ba                 76
                                   2Br/2Ba - 2A20           108     2Br/2Ba                  84   1Br/1Ba                 36
                                   2Br/2Ba - 2A15            32     3Br/2Ba                  32   2Br/2Ba                 76
                                   2Br/2Ba - 2A25           108
                                   3Br/2Ba - 3A20             8
                                   3Br/2Ba - 2A25             8
  Average Unit Size (SF)           1,035                            895                           767
  Land Area (Acre)                 45.3620                          0.0000                        0.0000
  Density (Units/Acre)             7.4
  Parking Ratio (Spaces/Unit)      2.01                             2.00                          2.00
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered             Open, Covered                 Open, Covered
CONDITION:                         Good                             Good                          Good
APPEAL:                            Good                             Good                          Average
AMENITIES:
  Pool/Spa                         Yes/No                           Yes/No                        Yes/No
  Gym Room                         Yes                              Yes                           No
  Laundry Room                     Yes                              Yes                           No
  Secured Parking                  Yes                              Yes                           Yes
  Sport Courts                     Yes                              Yes                           No
  Washer/Dryer Connection          Yes                              Yes                           Yes
  Other
  Other
OCCUPANCY:                         93%                              95%                           87%
TRANSACTION DATA:
  Sale Date                                                         July, 2002                    December, 2000
  Sale Price ($)                                                    $11,240,000                   $8,714,417
  Grantor                                                                                         Glenborough Realty Trust

  Grantee                                                           AIMCO                         GE Capital

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                                   Total $  $/Unit     $/SF       Total $  $/Unit    $/SF
  Potential Gross Income                                             $2,276,112 $6,939     $7.75   $1,473,120  $7,082    $9.24
  Vacancy/Credit Loss                                                $  204,850 $  625     $0.70   $  132,581  $  637    $0.83
  Effective Gross Income                                             $2,071,262 $6,315     $7.05   $1,340,539  $6,445    $8.41
  Operating Expenses                                                 $1,035,631 $3,157     $3.53   $  670,270  $3,222    $4.20
  Net Operating Income                                               $1,035,631 $3,157     $3.53   $  670,270  $3,222    $4.20
NOTES:                                                              None                          None

  PRICE PER UNIT                                                                $34,268                        $41,896
  PRICE PER SQUARE FOOT                                                         $ 38.27                         $54.64
  EXPENSE RATIO                                                                    50.0%                          50.0%
  EGIM                                                                             5.43                           6.50
  OVERALL CAP RATE                                                                 9.21%                          7.69%
  Cap Rate based on Pro Forma or Actual Income?                               PRO FORMA                     PRO FORMA

                                            COMPARABLE                     COMPARABLE                    COMPARABLE
         DESCRIPTION                          I - 3                          I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Arbor Green Apartments        Arbor Green Apartments         Carriagetree Apartments
                                                                                                (Monon Place Apts)

LOCATION:
  Address                          3586 Arbor Green Ln.          3586 Arbor Green Ln.           5900 Carvel Ave.

  City, State                      Indianapolis, IN              Indianapolis, IN               Indianapolis, IN
  County                           Marion                        Marion                         Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           181,152                       181,152                        140,492
  Year Built                       1989                          1989                           1966
  Number of Units                  208                           208                            136
  Unit Mix:                             Type           Total          Type             Total         Type            Total
                                   1Br/1Ba               48      1Br/1Ba                 48     1Br/1Ba                16
                                   1Br/1Ba               56      1Br/1Ba                 56     2Br/1Ba                16
                                   2Br/1Ba               16      2Br/1Ba                 16     2Br/2Ba                84
                                   2Br/2Ba               72      2Br/2Ba                 72     3Br/2Ba                20
                                   3Br/2Ba               16      3Br/2Ba                 16
  Average Unit Size (SF)           871                           871                            1,033
  Land Area (Acre)                 20.5770                       20.5770                        8.0000
  Density (Units/Acre)             10.1                          10.1                           17.0
  Parking Ratio (Spaces/Unit)      2.00                          2.00                           2.00
  Parking Type (Gr., Cov., etc.)   Open, Covered                 Open, Covered                  Open, Covered
CONDITION:                         Good                          Good                           Good
APPEAL:                            Good                          Good                           Very Good
AMENITIES:
  Pool/Spa                         Yes/No                        Yes/No                         Yes/No
  Gym Room                         Yes                           Yes                            No
  Laundry Room                     Yes                           Yes                            Yes
  Secured Parking                  Yes                           Yes                            Yes
  Sport Courts                     Yes                           Yes                            Yes
  Washer/Dryer Connection          Yes                           Yes                            Yes
  Other
  Other
OCCUPANCY:                         94%                           94%                            98%
TRANSACTION DATA:
  Sale Date                        September, 2002               May, 2001                      April, 2001
  Sale Price ($)                   $11,250,000                   $9,400,000                     $8,350,000
  Grantor                          Connor & Murphy
  Grantee                          Ritter & Co                   Connor & Murphy                Buckingham Management
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                   Total $ $/Unit    $/SF       Total $   $/Unit    $/SF       Total $  $/Unit    $/SF
  Potential Gross Income            $1,719,264 $8,266    $9.49    $1,719,264  $8,266    $9.49    $1,492,992 $10,978   $10.63
  Vacancy/Credit Loss               $  154,734 $  744    $0.85    $  154,734  $  744    $0.85    $  134,369 $   988   $ 0.96
  Effective Gross Income            $1,564,530 $7,522    $8.64    $1,564,530  $7,522    $8.64    $1,358,623 $ 9,990   $ 9.67
  Operating Expenses                $  782,265 $3,761    $4.32    $  782,265  $3,761    $4.32    $  679,311 $ 4,995   $ 4.84
  Net Operating Income              $  782,265 $3,761    $4.32    $  782,265  $3,761    $4.32    $  679,311 $ 4,995   $ 4.84
NOTES:                             None                          None                           None

  PRICE PER UNIT                               $54,087                        $45,192                       $61,397
  PRICE PER SQUARE FOOT                        $ 62.10                         $51.89                        $59.43
  EXPENSE RATIO                                   50.0%                          50.0%                         50.0%
  EGIM                                            7.19                           6.01                          6.15
  OVERALL CAP RATE                                6.95%                          8.32%                         8.14%
  Cap Rate based on Pro Forma or
        Actual Income?                       PRO FORMA                     PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,268 to $61,397 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,268 to $51,574 per unit with a mean or average adjusted price of $43,228 per unit. The median adjusted price is $43,991 per unit. Based on the following analysis, we have concluded to a value of $44,000 per unit, which results in an "as is" value of $14,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PICKWICK PLACE, INDIANAPOLIS, INDIANA

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                      COMPARABLE
           DESCRIPTION                        SUBJECT                     I - 1                            I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                       Pickwick Place            Abington Apartments             Cross Creek Apartments

  Address                             1130 Racquet Club North   4656 Edwardian Circle           5756 Cross Creek Dr.

  City                                Indianapolis, Indiana     Indianapolis, IN                Indianapolis, IN
  Sale Date                                                     July, 2002                      December, 2000
  Sale Price ($)                                                $11,240,000                     $8,714,417
  Net Rentable Area (SF)              347,620                   293,676                         159,492
  Number of Units                     336                       328                             208
  Price Per Unit                                                $34,268                         $41,896
  Year Built                          1975                      1980                            1990
  Land Area (Acre)                    45.3620
VALUE ADJUSTMENTS                       DESCRIPTION                 DESCRIPTION          ADJ.        DESCRIPTION       ADJ.
---------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate         Fee Simple Estate         0%    Fee Simple Estate       0%
  Financing                                                     Cash To Seller            0%    Cash To Seller          0%
  Conditions of Sale                                            Arm's Length              0%    Arm's Length            0%
  Date of Sale (Time)                                           07-2002                   0%    12-2000                 5%

VALUE AFTER TRANS. ADJUST. ($/UNIT)                                    $34,268                         $43,991
---------------------------------------------------------------------------------------------------------------------------
  Location                                                      Comparable                0%    Comparable              0%
  Number of Units                     336                       328                       0%    208                    -5%
  Quality / Appeal                    Poor                      Superior                 -5%    Superior               -5%
  Age / Condition                     1975                      1980 / Good              -5%    1990 / Good             0%
  Occupancy at Sale                   93%                       95%                       0%    87%                     0%
  Amenities                           Good                      Inferior                  5%    Inferior                5%
  Average Unit Size (SF)              1,035                     895                       5%    767                     5%

PHYSICAL ADJUSTMENT                                                                       0%                            0%
---------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                            $34,268                        $43,991
---------------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE                    COMPARABLE                    COMPARABLE
           DESCRIPTION                           I - 3                         I - 4                         I - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                       Arbor Green Apartments        Arbor Green Apartments        Carriagetree Apartments
                                                                                                  (Monon Place Apts)

  Address                             3586 Arbor Green Ln.          3586 Arbor Green Ln.          5900 Carvel Ave.

  City                                Indianapolis, IN              Indianapolis, IN              Indianapolis, IN
  Sale Date                           September, 2002               May, 2001                     April, 2001
  Sale Price ($)                      $11,250,000                   $9,400,000                    $8,350,000
  Net Rentable Area (SF)              181,152                       181,152                       140,492
  Number of Units                     208                           208                           136
  Price Per Unit                      $54,087                       $45,192                       $61,397
  Year Built                          1989                          1989                          1966
  Land Area (Acre)                    20.5770                       20.5770                       8.0000
VALUE ADJUSTMENTS                          DESCRIPTION        ADJ.     DESCRIPTION          ADJ.     DESCRIPTION         ADJ.
---------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate        0%   Fee Simple Estate        0%   Fee Simple Estate       0%
  Financing                           Cash To Seller           0%   Cash To Seller           0%   Cash To Seller          0%
  Conditions of Sale                  Arm's Length             0%   Arm's Length             0%   Arm's Length            0%
  Date of Sale (Time)                 09-2002                  0%   05-2001                  5%   04-2001                 5%

VALUE AFTER TRANS. ADJUST. ($/UNIT)         $54,087                       $47,452                       $64,467
---------------------------------------------------------------------------------------------------------------------------
  Location                            Comparable               0%   Comparable               0%   Superior               -5%
  Number of Units                     208                     -5%   208                     -5%   136                   -15%
  Quality / Appeal                    Superior                -5%   Superior                -5%   Superior               -5%
  Age / Condition                     1989 / Good            -15%   1989 / Good            -15%   1966 / Good             5%
  Occupancy at Sale                   94%                      0%   94%                      0%   98%                    -5%
  Amenities                           Inferior                 5%   Inferior                 5%   Inferior                5%
  Average Unit Size (SF)              871                      5%   871                      5%   1,033                   0%

PHYSICAL ADJUSTMENT                                          -15%                          -15%                         -20%
---------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)              $45,974                       $40,334                       $51,574
---------------------------------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)                $34,268 TO $51,574
MEAN (PER UNIT)                       $43,228
MEDIAN (PER UNIT)                     $43,991
VALUE CONCLUSION (PER UNIT)           $44,000

VALUE OF IMPROVEMENT & MAIN SITE                                  $14,784,000
  DEFERRED MAINTENANCE                                           -$    86,000
  PV OF CONCESSIONS                                              -$    36,000
VALUE INDICATED BY SALES COMPARISON APPROACH                      $14,662,000
ROUNDED                                                           $14,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                      NOI/         SUBJECT NOI
COMPARABLE      NO. OF       ----------                  ----------     --------------      ADJUSTMENT        INDICATED
   NO.           UNITS       PRICE/UNIT       OAR         NOI/UNIT      SUBJ. NOI/UNIT        FACTOR          VALUE/UNIT
------------------------------------------------------------------------------------------------------------------------
   I-1           328        $11,240,000      9.21%       $1,035,631      $1,143,289           1.078             $36,930
                            $    34,268                  $    3,157      $    3,403
   I-2           208        $ 8,714,417      7.69%       $  670,270      $1,143,289           1.056             $44,239
                            $    41,896                  $    3,222      $    3,403
   I-3           208        $11,250,000      6.95%       $  782,265      $1,143,289           0.905             $48,935
                            $    54,087                  $    3,761      $    3,403
   I-4           208        $ 9,400,000      8.32%       $  782,265      $1,143,289           0.905             $40,888
                            $    45,192                  $    3,761      $    3,403
   I-5           136        $ 8,350,000      8.14%       $  679,311      $1,143,289           0.681             $41,825
                            $    61,397                  $    4,995      $    3,403

                  PRICE/UNIT

  Low          High         Average        Median

$36,930      $48,935        $42,563        $41,825

      VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit            $    43,000
                                    -----------
Number of Units                             336

Value                               $14,448,000
  Deferred Maintenance             -$    86,000
  PV of Concessions                -$    36,000
                                    -----------
Value Based on NOI Analysis         $14,326,000
                          Rounded   $14,300,000

The adjusted sales indicate a range of value between $36,930 and $48,935 per unit, with an average of $42,563 per unit. Based on the subject's competitive position within the improved sales, a value of $43,000 per unit is estimated. This indicates an "as is" market value of $14,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                           SALE PRICE
COMPARABLE     NO. OF      -----------       EFFECTIVE         OPERATING                      SUBJECT
   NO.         UNITS       PRICE/UNIT       GROSS INCOME        EXPENSE          OER       PROJECTED OER      EGIM
------------------------------------------------------------------------------------------------------------------
   I-1          328        $11,240,000       $2,071,262       $1,035,631        50.00%                        5.43
                           $    34,268
   I-2          208        $ 8,714,417       $1,340,539       $  670,270        50.00%                        6.50
                           $    41,896
   I-3          208        $11,250,000       $1,564,530       $  782,265        50.00%         50.48%         7.19
                           $    54,087
   I-4          208        $ 9,400,000       $1,564,530       $  782,265        50.00%                        6.01
                           $    45,192
   I-5          136        $ 8,350,000       $1,358,623       $  679,311        50.00%                        6.15
                           $    61,397

                                      EGIM

Low        High      Average       Median

5.43       7.19      6.25          6.15

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                               6.25
                                     -----------
Subject EGI                          $ 2,478,571

Value                                $15,491,070
   Deferred Maintenance             -$    86,000
   PV of Concessions                -$    36,000
                                     -----------
Value Based on EGIM Analysis         $15,369,070
                           Rounded   $15,400,000
        Value Per Unit               $    45,833

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.48% before reserves. The comparable sales indicate a range of expense ratios from 50.00% to 50.00%, while their EGIMs range from 5.43 to 7.19. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $15,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,800,000.

Price Per Unit                        $14,700,000
NOI Per Unit                          $14,300,000
EGIM Analysis                         $15,400,000

Sales Comparison Conclusion           $14,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PICKWICK PLACE, INDIANAPOLIS, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                        Average
                   Unit Area      -------------------
   Unit Type       (Sq. Ft.)      Per Unit     Per SF     % Occupied
---------------------------------------------------------------------
1Br/1Ba - 1A10        753           $499       $0.66         88.9%
1Br/1Ba - 1A15        942           $559       $0.59         97.2%
2Br/2Ba - 2A20        905           $559       $0.62         90.6%
2Br/2Ba - 2A15       1137           $659       $0.58         97.2%
2Br/2Ba - 2A25       1215           $672       $0.55         95.4%
3Br/2Ba - 3A20       1157           $830       $0.72        100.0%
3Br/2Ba - 2A25       1500           $829       $0.55         87.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                  RENT ANALYSIS

                                                                                           COMPARABLE RENTS
                                                                     ------------------------------------------------------------
                                                                        R-1         R-2          R-3         R-4           R-5
                                                                     ------------------------------------------------------------
                                                                       Belle       Marten
                                                                       Meade       Manor       Chelsea    Barrington   Kensington
                                                                     Apartments    North       Village    Apartments   Apartments
                                                                     ------------------------------------------------------------
                                                                                          COMPARISON TO SUBJECT
                                             SUBJECT      SUBJECT    ------------------------------------------------------------
                            SUBJECT UNIT     ACTUAL       ASKING      Slightly    Slightly
      DESCRIPTION               TYPE          RENT         RENT       Superior    Superior    Superior   Very Superior  Superior
---------------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - 1A10    $  499        $  499      $  550      $  600       $  531       $  640       $  567
Unit Area (SF)                                  753           753         700         875          730          628          727
Monthly Rent Per Sq. Ft.                     $ 0.66        $ 0.66      $ 0.79      $ 0.69       $ 0.73       $ 1.02       $ 0.78

Monthly Rent               1Br/1Ba - 1A15    $  559        $  559                  $  610       $  616       $  720       $  680
Unit Area (SF)                                  942           942                     900          830          855          950
Monthly Rent Per Sq. Ft.                     $ 0.59        $ 0.59                  $ 0.68       $ 0.74       $ 0.84       $ 0.72

Monthly Rent               2Br/2Ba - 2A20    $  559        $  559                               $  613       $  705       $  650
Unit Area (SF)                                  905           905                                  930          907          910
Monthly Rent Per Sq. Ft.                     $ 0.62        $ 0.62                               $ 0.66       $ 0.78       $ 0.71

Monthly Rent               2Br/2Ba - 2A15    $  659        $  659      $  650      $  670       $  694       $  843
Unit Area (SF)                                1,137         1,137       1,150       1,050        1,038        1,099
Monthly Rent Per Sq. Ft.                     $ 0.58        $ 0.58      $ 0.57      $ 0.64       $ 0.67       $ 0.77

Monthly Rent               2Br/2Ba - 2A25    $  672        $  669      $  740                                             $  755
Unit Area (SF)                                1,215         1,215       1,400                                              1,300
Monthly Rent Per Sq. Ft.                     $ 0.55        $ 0.55      $ 0.53                                             $ 0.58

Monthly Rent               3Br/2Ba - 3A20    $  830        $  769                               $  828       $  985
Unit Area (SF)                                1,157         1,157                                1,200        1,295
Monthly Rent Per Sq. Ft.                     $ 0.72        $ 0.66                               $ 0.69       $ 0.76

Monthly Rent               3Br/2Ba - 2A25    $  829        $  829      $  919      $  815                    $1,045       $  920
Unit Area (SF)                                1,500         1,500       1,878       1,310                     1,496        1,600
Monthly Rent Per Sq. Ft.                     $ 0.55        $ 0.55      $ 0.49      $ 0.62                    $ 0.70       $ 0.58

                             MIN         MAX          MEDIAN          AVERAGE
-----------------------------------------------------------------------------
Monthly Rent                $  531       $  640        $  567          $  578
Unit Area (SF)                 628          875           727             732
Monthly Rent Per Sq. Ft.    $ 0.69       $ 1.02        $ 0.78          $ 0.80

Monthly Rent                $  610       $  720        $  648          $  657
Unit Area (SF)                 830          950           878             884
Monthly Rent Per Sq. Ft.    $ 0.68       $ 0.84        $ 0.73          $ 0.74

Monthly Rent                $  613       $  705        $  650          $  656
Unit Area (SF)                 907          930           910             916
Monthly Rent Per Sq. Ft.    $ 0.66       $ 0.78        $ 0.71          $ 0.72

Monthly Rent                $  650       $  843        $  682          $  714
Unit Area (SF)               1,038        1,150         1,075           1,084
Monthly Rent Per Sq. Ft.    $ 0.57       $ 0.77        $ 0.65          $ 0.66

Monthly Rent                $  740       $  755        $  748          $  748
Unit Area (SF)               1,300        1,400         1,350           1,350
Monthly Rent Per Sq. Ft.    $ 0.53       $ 0.58        $ 0.55          $ 0.55

Monthly Rent                $  828       $  985        $  907          $  907
Unit Area (SF)               1,200        1,295         1,248           1,248
Monthly Rent Per Sq. Ft.    $ 0.69       $ 0.76        $ 0.73          $ 0.73

Monthly Rent                $  815       $1,045        $  920          $  925
Unit Area (SF)               1,310        1,878         1,548           1,571
Monthly Rent Per Sq. Ft.    $ 0.49       $ 0.70        $ 0.60          $ 0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                              Unit Area     -------------------         Monthly              Annual
   Unit Type           Number of Units        (Sq. Ft.)     Per Unit     Per SF         Income               Income
---------------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10               36                   753         $530       $0.70         $ 19,080            $  228,960
1Br/1Ba - 1A15               36                   942         $600       $0.64         $ 21,600            $  259,200
2Br/2Ba - 2A20              108                   905         $600       $0.66         $ 64,800            $  777,600
2Br/2Ba - 2A15               32                 1,137         $690       $0.61         $ 22,080            $  264,960
2Br/2Ba - 2A25              108                 1,215         $700       $0.58         $ 75,600            $  907,200
3Br/2Ba - 3A20                8                 1,157         $710       $0.61         $  5,680            $   68,160
3Br/2Ba - 2A25                8                 1,500         $840       $0.56         $  6,720            $   80,640
                                                                         Total         $215,560            $2,586,720

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PICKWICK PLACE, INDIANAPOLIS, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR    2000       FISCAL YEAR    2001       FISCAL YEAR    2002
                           ---------------------------------------------------------------------------
                                   ACTUAL                     ACTUAL                   ACTUAL
                           ---------------------------------------------------------------------------
      DESCRIPTION            TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT
------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $2,524,267   $    7,513   $2,667,258   $    7,938   $2,590,063   $    7,709

  Vacancy                  $  227,107   $      676   $  271,407   $      808   $  303,202   $      902
  Credit                   $  134,210   $      399   $  154,500   $      460   $   81,264   $      242
                           ---------------------------------------------------------------------------
  Loss/Concessions
    Subtotal               $  361,317   $    1,075   $  425,907   $    1,268   $  384,466   $    1,144

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $  124,675   $      371   $  126,917   $      378   $  121,172   $      361
                           ---------------------------------------------------------------------------
    Subtotal Other Income  $  124,675   $      371   $  126,917   $      378   $  121,172   $      361
                           ---------------------------------------------------------------------------

Effective Gross Income     $2,287,625   $    6,808   $2,368,268   $    7,048   $2,326,769   $    6,925

Operating Expenses
  Taxes                    $  185,245   $      551   $  225,618   $      671   $  269,638   $      802
  Insurance                $   42,429   $      126   $   55,451   $      165   $   59,775   $      178
  Utilities                $  165,522   $      493   $  187,980   $      559   $  169,801   $      505
  Repair & Maintenance     $  106,126   $      316   $  112,026   $      333   $  106,010   $      316
  Cleaning                 $  175,406   $      522   $  185,745   $      553   $  141,307   $      421
  Landscaping              $   72,962   $      217   $   56,218   $      167   $   36,393   $      108
  Security                 $   13,951   $       42   $    7,365   $       22   $   11,695   $       35
  Marketing & Leasing      $   42,212   $      126   $   39,924   $      119   $   49,677   $      148
  General Administrative   $  327,090   $      973   $  325,031   $      967   $  250,222   $      745
  Management               $  118,586   $      353   $  137,174   $      408   $  115,488   $      344
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0
                           ---------------------------------------------------------------------------

Total Operating
  Expenses                 $1,249,529   $    3,719   $1,332,532   $    3,966   $1,210,006   $    3,601

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0
                           ---------------------------------------------------------------------------

Net Income                 $1,038,096   $    3,090   $1,035,736   $    3,083   $1,116,763   $    3,324

                            FISCAL YEAR   2003        ANNUALIZED    2003
                           -------------------------------------------------
                              MANAGEMENT BUDGET            PROJECTION                  AAA PROJECTION
                           -----------------------------------------------------------------------------------
     DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      %
--------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $2,667,765   $    7,940   $2,547,100   $    7,581   $2,586,720   $    7,699   100.0%

  Vacancy                  $  312,298   $      929   $  229,480   $      683   $  181,070   $      539     7.0%
  Credit                   $   83,702   $      249   $  172,912   $      515   $   51,734   $      154     2.0%
                           -----------------------------------------------------------------------------------
  Loss/Concessions
    Subtotal               $  396,000   $    1,179   $  402,392   $    1,198   $  232,805   $      693     9.0%

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue      $  124,807   $      371   $   48,324   $      144   $  124,656   $      371     4.8%
                           -----------------------------------------------------------------------------------
    Subtotal Other Income  $  124,807   $      371   $   48,324   $      144   $  124,656   $      371     4.8%
                           -----------------------------------------------------------------------------------

Effective Gross Income     $2,396,572   $    7,133   $2,193,032   $    6,527   $2,478,571   $    7,377   100.0%

Operating Expenses
  Taxes                    $  277,727   $      827   $  291,332   $      867   $  277,727   $      827    11.2%
  Insurance                $   61,568   $      183   $   64,180   $      191   $   61,568   $      183     2.5%
  Utilities                $  174,895   $      521   $  220,284   $      656   $  174,895   $      521     7.1%
  Repair & Maintenance     $  109,190   $      325   $  116,520   $      347   $  109,190   $      325     4.4%
  Cleaning                 $  145,546   $      433   $  170,536   $      508   $  145,546   $      433     5.9%
  Landscaping              $   37,485   $      112   $   24,160   $       72   $   37,485   $      112     1.5%
  Security                 $   12,046   $       36   $    8,748   $       26   $   12,046   $       36     0.5%
  Marketing & Leasing      $   51,167   $      152   $   41,384   $      123   $   51,167   $      152     2.1%
  General Administrative   $  257,729   $      767   $  233,692   $      696   $  257,729   $      767    10.4%
  Management               $  118,953   $      354   $  112,988   $      336   $  123,929   $      369     5.0%
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
                           -----------------------------------------------------------------------------------

Total Operating
  Expenses                 $1,246,306   $    3,709   $1,283,824   $    3,821   $1,251,282   $    3,724    50.5%

  Reserves                 $        0   $        0   $        0   $        0   $   84,000   $      250     6.7%
                           -----------------------------------------------------------------------------------

Net Income                 $1,150,266   $    3,423   $  909,208   $    2,706   $1,143,289   $    3,403    46.1%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PICKWICK PLACE, INDIANAPOLIS, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $86,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.


                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                       CAPITALIZATION RATES
             -----------------------------------------
                  GOING-IN             TERMINAL
             -----------------------------------------
              LOW         HIGH      LOW         HIGH
------------------------------------------------------
RANGE         6.00%       10.00%    7.00%       10.00%
AVERAGE             8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE   OCCUP.     PRICE/UNIT    OAR
-----------------------------------------------------------
I-1                Jul-02       95%        $34,268     9.21%
I-2                Dec-00       87%        $41,896     7.69%
I-3                Sep-02       94%        $54,087     6.95%
I-4                May-01       94%        $45,192     8.32%
I-5                Apr-01       98%        $61,397     8.14%
                                               High    9.21%
                                                Low    6.95%
                                            Average    8.06%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $14,800,000. In this instance, the reversion figure contributes approximately 45% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PICKWICK PLACE, INDIANAPOLIS, INDIANA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
PICKWICK PLACE, INDIANAPOLIS, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                                 PICKWICK PLACE

                    YEAR                        APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
                FISCAL YEAR                        1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
          Base Rent                            $2,586,720    $2,664,322    $2,744,251    $2,826,579    $2,911,376    $2,998,717

          Vacancy                              $  181,070    $  186,503    $  192,098    $  197,861    $  203,796    $  209,910
          Credit Loss                          $   51,734    $   53,286    $   54,885    $   56,532    $   58,228    $   59,974
          Concessions                          $   39,312    $        0    $        0    $        0    $        0    $        0
                                               --------------------------------------------------------------------------------
               Subtotal                        $  272,117    $  239,789    $  246,983    $  254,392    $  262,024    $  269,885

          Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
          Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
          Other Misc. Revenue                  $  124,656    $  128,396    $  132,248    $  136,215    $  140,301    $  144,510
                                               --------------------------------------------------------------------------------
               Subtotal Other Income           $  124,656    $  128,396    $  132,248    $  136,215    $  140,301    $  144,510

EFFECTIVE GROSS INCOME                         $2,439,259    $2,552,928    $2,629,516    $2,708,402    $2,789,654    $2,873,343
                                               --------------------------------------------------------------------------------

OPERATING EXPENSES:
          Taxes                                $  277,727    $  286,059    $  294,641    $  303,480    $  312,584    $  321,962
          Insurance                            $   61,568    $   63,415    $   65,318    $   67,277    $   69,296    $   71,374
          Utilities                            $  174,895    $  180,142    $  185,546    $  191,113    $  196,846    $  202,751
          Repair & Maintenance                 $  109,190    $  112,466    $  115,840    $  119,315    $  122,895    $  126,581
          Cleaning                             $  145,546    $  149,913    $  154,410    $  159,042    $  163,814    $  168,728
          Landscaping                          $   37,485    $   38,609    $   39,768    $   40,961    $   42,189    $   43,455
          Security                             $   12,046    $   12,407    $   12,779    $   13,163    $   13,558    $   13,964
          Marketing & Leasing                  $   51,167    $   52,702    $   54,283    $   55,912    $   57,589    $   59,317
          General Administrative               $  257,729    $  265,461    $  273,424    $  281,627    $  290,076    $  298,778
          Management                           $  121,963    $  127,646    $  131,476    $  135,420    $  139,483    $  143,667
          Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                               --------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                       $1,249,317    $1,288,821    $1,327,485    $1,367,310    $1,408,329    $1,450,579

          Reserves                             $   84,000    $   86,520    $   89,116    $   91,789    $   94,543    $   97,379
                                               --------------------------------------------------------------------------------

NET OPERATING INCOME                           $1,105,943    $1,177,588    $1,212,915    $1,249,303    $1,286,782    $1,325,385

          Operating Expense Ratio (% of EGI)         51.2%         50.5%         50.5%         50.5%         50.5%         50.5%
          Operating Expense Per Unit           $    3,718    $    3,836    $    3,951    $    4,069    $    4,191    $    4,317

                    YEAR                        APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
                FISCAL YEAR                        7             8             9             10            11
-----------------------------------------------------------------------------------------------------------------
REVENUE
          Base Rent                            $3,088,679    $3,181,339    $3,276,780    $3,375,083    $3,476,335

          Vacancy                              $  216,208    $  222,694    $  229,375    $  236,256    $  243,343
          Credit Loss                          $   61,774    $   63,627    $   65,536    $   67,502    $   69,527
                                               ------------------------------------------------------------------
          Concessions                          $        0    $        0    $        0    $        0    $        0
                                               ------------------------------------------------------------------
               Subtotal                        $  277,981    $  286,321    $  294,910    $  303,757    $  312,870

          Laundry Income                       $        0    $        0    $        0    $        0    $        0
          Garage Revenue                       $        0    $        0    $        0    $        0    $        0
          Other Misc. Revenue                  $  148,846    $  153,311    $  157,910    $  162,648    $  167,527
                                               ------------------------------------------------------------------
               Subtotal Other Income           $  148,846    $  153,311    $  157,910    $  162,648    $  167,527

EFFECTIVE GROSS INCOME                         $2,959,544    $3,048,330    $3,139,780    $3,233,973    $3,330,992
                                               ------------------------------------------------------------------

OPERATING EXPENSES:
          Taxes                                $  331,621    $  341,569    $  351,816    $  362,371    $  373,242
          Insurance                            $   73,516    $   75,721    $   77,993    $   80,333    $   82,743
          Utilities                            $  208,834    $  215,099    $  221,552    $  228,198    $  235,044
          Repair & Maintenance                 $  130,379    $  134,290    $  138,319    $  142,469    $  146,743
          Cleaning                             $  173,790    $  179,003    $  184,374    $  189,905    $  195,602
          Landscaping                          $   44,759    $   46,102    $   47,485    $   48,909    $   50,376
          Security                             $   14,383    $   14,815    $   15,259    $   15,717    $   16,189
          Marketing & Leasing                  $   61,096    $   62,929    $   64,817    $   66,762    $   68,765
          General Administrative               $  307,741    $  316,974    $  326,483    $  336,277    $  346,366
          Management                           $  147,977    $  152,416    $  156,989    $  161,699    $  166,550
          Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                               ------------------------------------------------------------------

TOTAL OPERATING EXPENSES                       $1,494,096    $1,538,919    $1,585,087    $1,632,639    $1,681,619

          Reserves                             $  100,300    $  103,309    $  106,409    $  109,601    $  112,889
                                               ------------------------------------------------------------------

NET OPERATING INCOME                           $1,365,147    $1,406,101    $1,448,284    $1,491,733    $1,536,485

          Operating Expense Ratio (% of EGI)         50.5%         50.5%         50.5%         50.5%         50.5%
          Operating Expense Per Unit           $    4,447    $    4,580    $    4,718    $    4,859    $    5,005

Estimated Stabilized NOI     $1,143,289       Sales Expense Rate     2.00%
Months to Stabilized                  1       Discount Rate         10.50%
Stabilized Occupancy               93.0%      Terminal Cap Rate      8.25%

Gross Residual Sale Price     $18,624,060     Deferred Maintenance         -$    86,000
     Less: Sales Expense      $   372,481     Add: Excess Land              $         0
                              -----------
Net Residual Sale Price       $18,251,579     Other Adjustments             $         0
                                                                            -----------
PV of Reversion               $ 6,724,773     Value Indicated By "DCF"      $14,812,938
Add: NPV of NOI               $ 8,174,164                Rounded            $14,800,000
                              -----------
PV Total                      $14,898,938

                         "DCF" VALUE SENSITIVITY TABLE

                                                      DISCOUNT RATE
                            -----------------------------------------------------------------
          TOTAL VALUE          10.00%       10.25%       10.50%         10.75%       11.00%
---------------------------------------------------------------------------------------------
                     7.75%  $15,865,446  $15,596,122  $15,332,794    $15,075,310  $14,823,520
TERMINA              8.00%  $15,631,359  $15,367,290  $15,109,087    $14,856,601  $14,609,688
CAP RATE             8.25%  $15,411,460  $15,152,326  $14,898,938    $14,651,148  $14,408,815
                     8.50%  $15,204,496  $14,950,008  $14,701,150    $14,457,780  $14,219,759
                     8.75%  $15,009,359  $14,759,250  $14,514,665    $14,275,462  $14,041,505

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
PICKWICK PLACE, INDIANAPOLIS, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $36,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                 PICKWICK PLACE

                                                                 TOTAL          PER Sq. Ft.      PER UNIT         % OF EGI
--------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                                  $  2,586,720     $       7.44    $      7,699

   Less: Vacancy & Collection Loss                    9.00%   $    232,805     $       0.67    $        693

   Plus: Other Income
     Laundry Income                                           $          0     $       0.00    $          0           0.00%
     Garage Revenue                                           $          0     $       0.00    $          0           0.00%
     Other Misc. Revenue                                      $    124,656     $       0.36    $        371           5.03%
                                                              ------------------------------------------------------------
         Subtotal Other Income                                $    124,656     $       0.36    $        371           5.03%
EFFECTIVE GROSS INCOME                                        $  2,478,571     $       7.13    $      7,377

OPERATING EXPENSES:
   Taxes                                                      $    277,727     $       0.80    $        827          11.21%
   Insurance                                                  $     61,568     $       0.18    $        183           2.48%
   Utilities                                                  $    174,895     $       0.50    $        521           7.06%
   Repair & Maintenance                                       $    109,190     $       0.31    $        325           4.41%
   Cleaning                                                   $    145,546     $       0.42    $        433           5.87%
   Landscaping                                                $     37,485     $       0.11    $        112           1.51%
   Security                                                   $     12,046     $       0.03    $         36           0.49%
   Marketing & Leasing                                        $     51,167     $       0.15    $        152           2.06%
   General Administrative                                     $    257,729     $       0.74    $        767          10.40%
   Management                                         5.00%   $    123,929     $       0.36    $        369           5.00%
   Miscellaneous                                              $          0     $       0.00    $          0           0.00%

TOTAL OPERATING EXPENSES                                      $  1,251,282     $       3.60    $      3,724          50.48%

   Reserves                                                   $     84,000     $       0.24    $        250           3.39%
                                                              ------------------------------------------------------------
NET OPERATING INCOME                                          $  1,143,289     $       3.29    $      3,403          46.13%

   "GOING IN" CAPITALIZATION RATE                                     7.75%

   VALUE INDICATION                                           $ 14,752,117     $      42.44    $     43,905

   DEFERRED MAINTENANCE                                      ($     86,000)

   PV OF CONCESSIONS                                         ($     36,000)

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                         $ 14,630,117

                       ROUNDED                                $ 14,600,000     $      42.00    $     43,452

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
PICKWICK PLACE, INDIANAPOLIS, INDIANA

            DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
--------------------------------------------------------------------------
CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
7.00%             $16,210,701      $16,200,000       $48,214        $46.60
7.25%             $15,647,505      $15,600,000       $46,429        $44.88
7.50%             $15,121,855      $15,100,000       $44,940        $43.44
7.75%             $14,630,117      $14,600,000       $43,452        $42.00
8.00%             $14,169,114      $14,200,000       $42,262        $40.85
8.25%             $13,736,050      $13,700,000       $40,774        $39.41
8.50%             $13,328,460      $13,300,000       $39,583        $38.26

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $14,800,000
Direct Capitalization Method                           $14,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,700,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $14,800,000
Income Approach                                      $14,700,000
Reconciled Value                                     $14,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                   $14,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                         [PICTURE]

EXTERIOR - APARTMENT BUILDING      EXTERIOR - APARTMENT UNIT

        [PICTURE]                         [PICTURE]

    EXTERIOR - PLAYGROUND          EXTERIOR - TENNIS COURTS

        [PICTURE]                         [PICTURE]

EXTERIOR - COVERED PARKING             EXTERIOR - POND

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                         [PICTURE]

INTERIOR - LIVING ROOM            INTERIOR - KITCHEN

     [PICTURE]                         [PICTURE]

INTERIOR - BATHROOM          INTERIOR - INDOOR TENNIS COURTS

     [PICTURE]                        [PICTURE]

EXTERIOR - POOL                  EXTERIOR - ENTRANCE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1          COMPARABLE I-2            COMPARABLE I-3
 ABINGTON APARTMENTS     CROSS CREEK APARTMENTS    ARBOR GREEN APARTMENTS
4656 Edwardian Circle   5756 Cross Creek Dr.      3586 Arbor Green Ln.
  Indianapolis, IN        Indianapolis, IN          Indianapolis, IN

    [PICTURE]                 [PICTURE]                 [PICTURE]

    COMPARABLE I-4          COMPARABLE I-5
ARBOR GREEN APARTMENTS  CARRIAGETREE APARTMENTS
 3586 Arbor Green Ln.    (MONON PLACE APTS)
  Indianapolis, IN        5900 Carvel Ave.
                           Indianapolis, IN
    [PICTURE]
                                N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PICKWICK PLACE, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

         DESCRIPTION                                          SUBJECT
-------------------------------------------------------------------------------------------
  Property Name                        Pickwick Place
  Management Company                   AIMCO
LOCATION:
  Address                              1130 Racquet Club North
  City, State                          Indianapolis, Indiana
  County                               Marion
  Proximity to Subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               347,620
  Year Built                           1975
  Effective Age                        25
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Garage, Open Covered
  Number of Units                      336
  Unit Mix:                                     Type             Unit     Qty.       Mo.
                                        1 1Br/1Ba - 1A10          753      36       $499
                                        2 1Br/1Ba - 1A15          942      36       $559
                                        3 2Br/2Ba - 2A20          905     108       $559
                                        4 2Br/2Ba - 2A15        1,137      32       $659
                                        5 2Br/2Ba - 2A25        1,215     108       $672
                                        6 3Br/2Ba - 3A20        1,157       8       $830
                                        7 3Br/2Ba - 2A25        1,500       8       $829
  Average Unit Size (SF)               1,035
  Unit Breakdown:                         Efficiency     0%       2-Bedroom           39%
                                          1-Bedroom     61%       3-Bedroom            0%
CONDITION:                             Good
APPEAL:                                Average
AMENITIES:
  Unit Amenities                            Attach. Garage        X   Vaulted Ceiling
                                         X  Balcony
                                            Fireplace
                                         X  Cable TV Ready
  Project Amenities                      X  Swimming Pool         X   Playground
                                            Spa/Jacuzzi               Car Wash
                                         X  Basketball Court      X   BBQ Equipment
                                         X  Volleyball Court          Theater Room
                                         X  Sand Volley Ball      X   Meeting Hall
                                         X  Tennis Court          X   Secured Parking
                                            Racquet Ball          X   Laundry Room
                                            Jogging Track             Business Office
                                         X  Gym Room              X   Fishing Pond
                                         X  Indoor Tennis [ILLEGIBLE]
                                         X  Game Room
OCCUPANCY:                             93%
LEASING DATA:
  Available Leasing Terms
  Concessions
  Pet Deposit                          150
  Utilities Paid by Tenant:              X  Electric              X   Natural Gas
                                         X  Water                     Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:

                                                            COMPARABLE
         DESCRIPTION                                           R - 1
-------------------------------------------------------------------------------------------
  Property Name                        Belle Meade Apartments
  Management Company
LOCATION:
  Address                              9411 North Illinois
  City, State                          Indianapolis, IN
  County                               Marion
  Proximity to Subject                 1 mile east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               163,900
  Year Built                           1971
  Effective Age                        30
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Open, Covered
  Number of Units                      115
  Unit Mix:                                    Type              Unit     Qty.      Mo.
                                        1 1BD/1BH - Type 1        700       6       $550
                                        4 1BD/1BH - Type 2      1,150       6       $650
                                        5 2BD/1BH               1,400      85       $740
                                        7 3BD/2BH - Type 1      1,800      16       $910
                                        7 4BD/3BH               2,500       2       $995
  Average Unit Size (SF)               1,425
  Unit Breakdown:                        Efficiency     0%         2-Bedroom          74%
                                         1-Bedroom     10%         3-Bedroom          16%
CONDITION:                             Good
APPEAL:                                Good
AMENITIES:
  Unit Amenities                            Attach. Garage            Vaulted Ceiling
                                         X  Balcony               X
                                         X  Fireplace
                                         X  Cable TV Ready
  Project Amenities                      X  Swimming Pool              Playground
                                            Spa/Jacuzzi               Car Wash
                                            Basketball Court      X   BBQ Equipment
                                            Volleyball Court          Theater Room
                                            Sand Volley Ball      X   Meeting Hall
                                         X  Tennis Court              Secured Parking
                                            Racquet Ball              Laundry Room
                                            Jogging Track             Business Office
                                            Gym Room                  Fishing Pond
                                            Indoor Tennis [ILLEGIBLE]
                                            Game Room
OCCUPANCY:                             90%
LEASING DATA:
  Available Leasing Terms              6 to 12 Months
  Concessions                          None
  Pet Deposit                          $200
  Utilities Paid by Tenant:              X  Electric                  Natural Gas
                                         X  Water                     Trash
  Confirmation
  Telephone Number
NOTES:                                 None
  COMPARISON TO SUBJECT:               Slightly Superior

                                                             COMPARABLE
         DESCRIPTION                                           R - 2
-------------------------------------------------------------------------------------------
  Property Name                        Marten Manor North
  Management Company
LOCATION:
  Address                              8002 Harcourt Road
  City, State                          Indianapolis, IN
  County                               Marion
  Proximity to Subject                 Adjacent to subject on SW
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               354,360
  Year Built                           1974
  Effective Age                        25
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Open, Covered
  Number of Units                      336
  Unit Mix:                                    Type              Unit    Qty.    Mo.
                                        1 1BD/1BH - Type 1        875     40     $600
                                        2 1BD/1BH - Type 1        900     40     $610
                                        4 2BD/2BH - Type 1      1,050    200     $670
                                        7 3BD/2BH - Type 1      1,310     56     $815
  Average Unit Size (SF)               1,055
  Unit Breakdown:                        Efficiency     0%        2-Bedroom        60%
                                         1-Bedroom     24%        3-Bedroom        17%
CONDITION:                             Good
APPEAL:                                Good
AMENITIES:
  Unit Amenities                         X  Attach. Garage            Vaulted Ceiling
                                         X  Balcony               X
                                         X  Fireplace
                                         X  Cable TV Ready
  Project Amenities                      X  Swimming Pool             Playground
                                            Spa/Jacuzzi               Car Wash
                                            Basketball Court      X   BBQ Equipment
                                            Volleyball Court          Theater Room
                                            Sand Volley Ball      X   Meeting Hall
                                         X  Tennis Court              Secured Parking
                                            Racquet Ball          X   Laundry Room
                                            Jogging Track             Business Office
                                         X  Gym Room                  Fishing Pond
                                            Indoor Tennis [ILLEGIBLE]
                                            Game Room
OCCUPANCY:                             89%
LEASING DATA:
  Available Leasing Terms              6 to 12 Months
  Concessions                          1 - 1 1/2 Months Free
  Pet Deposit                          $200
  Utilities Paid by Tenant:              X  Electric                  Natural Gas
                                         X  Water                     Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:               Slightly Superior

                                                             COMPARABLE
         DESCRIPTION                                           R - 3
-------------------------------------------------------------------------------------------
  Property Name                        Chelsea Village
  Management Company
LOCATION:
  Address                              9280 Chelsea Village Dr
  City, State                          Indianapolis, IN
  County                               Marion
  Proximity to Subject                 0.25 miles west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               227,720
  Year Built                           1983
  Effective Age                        15
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Open, Covered
  Number of Units                      246
  Unit Mix:                                    Type              Unit    Qty.    Mo.
                                        1 1BD/1BH                 730     74     $531
                                        2 1BD/1BH                 830     18     $616
                                        3 2BD/1BH                 930     52     $613
                                        4 2BD/2BH               1,100     28     $655
                                        4 2BD/2BH               1,000     46     $717
                                        6 3BD/2BH               1,200     28     $828
  Average Unit Size (SF)               926
  Unit Breakdown:                       Efficiency      0%        2-Bedroom        51%
                                        1-Bedroom      37%        3-Bedroom        11%
CONDITION:                             Good
APPEAL:                                Good
AMENITIES:
  Unit Amenities                            Attach. Garage        X   Vaulted Ceiling
                                        X   Balcony               X
                                        X   Fireplace
                                        X   Cable TV Ready
  Project Amenities                     X   Swimming Pool             Playground
                                        X   Spa/Jacuzzi               Car Wash
                                            Basketball Court      X   BBQ Equipment
                                        X   Volleyball Court          Theater Room
                                        X   Sand Volley Ball          Meeting Hall
                                        X   Tennis Court              Secured Parking
                                            Racquet Ball          X   Laundry Room
                                            Jogging Track             Business Office
                                        X   Gym Room                  Fishing Pond
                                            Indoor Tennis [ILLEGIBLE]
                                            Game Room
OCCUPANCY:                             91%
LEASING DATA:
  Available Leasing Terms              6 to 12 Months
  Concessions                          1 Month Free
  Pet Deposit                          $200
  Utilities Paid by Tenant:             X   Electric                  Natural Gas
                                        X   Water                     Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:               Superior

                                                            COMPARABLE
         DESCRIPTION                                          R - 4
-------------------------------------------------------------------------------------------
  Property Name                        Barrington Apartments
  Management Company
LOCATION:
  Address                              8717 Old Town West Dr
  City, State                          Indianapolis, IN
  County                               Marion
  Proximity to Subject                 1 mile south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               161,914
  Year Built                           1966
  Effective Age                        25
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Garage, Open, Covered
  Number of Units                      144
  Unit Mix:                                    Type              Unit   Qty.     Mo.
                                        1 1BD/1BH                 628     18   $  640
                                        2 1BD/1BH                 855      6   $  720
                                        3 2BD/1BH                 907     18   $  705
                                        4 2BD/2BH               1,069     36   $  825
                                        4 2BD/2BH               1,153     20   $  875
                                        6 3BD/2BH               1,295      6   $  985
                                        7 3BD/2BH               1,496     40   $1,045
  Average Unit Size (SF)               1,124
  Unit Breakdown:                        Efficiency     0%        2-Bedroom       51%
                                         1-Bedroom     17%        3-Bedroom       32%
CONDITION:                             Very Good
APPEAL:                                Good
AMENITIES:
  Unit Amenities                        X   Attach. Garage            Vaulted Ceiling
                                        X   Balcony               X
                                        X   Fireplace
                                        X   Cable TV Ready
  Project Amenities                     X   Swimming Pool               Playground
                                        X   Spa/Jacuzzi               Car Wash
                                            Basketball Court      X   BBQ Equipment
                                            Volleyball Court      X   Theater Room
                                            Sand Volley Ball      X   Meeting Hall
                                            Tennis Court          X   Secured Parking
                                            Racquet Ball              Laundry Room
                                            Jogging Track         X   Business Office
                                            Gym Room                  Fishing Pond
                                             Indoor Tennis [ILLEGIBLE]
                                             Game Room
OCCUPANCY:                             96%
LEASING DATA:
  Available Leasing Terms              3 to 12 Months
  Concessions                          1 Month Free
  Pet Deposit                          $200
  Utilities Paid by Tenant:             X   Electric              X   Natural Gas
                                        X   Water                     Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:               Very Superior

                                                            COMPARABLE
         DESCRIPTION                                          R - 5
-------------------------------------------------------------------------------------------
  Property Name                        Kensington Apartments
  Management Company
LOCATION:
  Address                              8444 Rothbury Dr
  City, State                          Indianapolis, IN
  County                               Marion
  Proximity to Subject                 1 mile south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                           1967
  Effective Age                        15
  Building Structure Type              Wood, w/ brick & siding facade; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)       Open, Covered
  Number of Units                      296
  Unit Mix:                                    Type             Unit    Qty.     Mo.
                                        1 1BD/1BH                 630    0      $550
                                        1 1BD/1BH                 750    0      $550
                                        1 1BD/1BH                 800    0      $600
                                        3 2BD/1BH                 910    0      $650
                                        2 2BD/2BH                 950    0      $680
                                        5 2BD/2BH               1,250    0      $720
                                        5 2BD/2BH               1,350    0      $790
                                        7 3BD/2BH               1,600    0      $920
  Average Unit Size (SF)
  Unit Breakdown:                        Efficiency     0%        2-Bedroom        0%
                                         1-Bedroom      0%        3-Bedroom        0%
CONDITION:                             Very Good
APPEAL:                                Good
AMENITIES:
  Unit Amenities                        X   Attach. Garage        X   Vaulted Ceiling
                                        X   Balcony               X
                                        X   Fireplace
                                        X   Cable TV Ready
  Project Amenities                     X   Swimming Pool             Playground
                                            Spa/Jacuzzi           X   Car Wash
                                        X   Basketball Court      X   BBQ Equipment
                                            Volleyball Court          Theater Room
                                        X   Sand Volley Ball      X   Meeting Hall
                                        X   Tennis Court              Secured Parking
                                            Racquet Ball          X   Laundry Room
                                        X   Jogging Track         X   Business Office
                                        X   Gym Room                  Fishing Pond
                                            Indoor Tennis [ILLEGIBLE]
                                            Game Room
OCCUPANCY:                             98%
LEASING DATA:
  Available Leasing Terms              6 to 12 Months
  Concessions                          1 Month Free
  Pet Deposit                          $200
  Utilities Paid by Tenant:             X   Electric                  Natural Gas
                                        X   Water                     Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:               Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1             COMPARABLE R-2          COMPARABLE R-3
BELLE MEADE APARTMENTS     MARTEN MANOR NORTH         CHELSEA VILLAGE
 9411 North Illinois        8002 Harcourt Road      9280 Chelsea Village Dr
  Indianapolis, IN           Indianapolis, IN         Indianapolis, IN

      [PICTURE]                 [PICTURE]                [PICTURE]

    COMPARABLE R-4           COMPARABLE R-5
BARRINGTON APARTMENTS     KENSINGTON APARTMENTS
8717 Old Town West Dr       8444 Rothbury Dr.
   Indianapolis, IN         Indianapolis, IN

      [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PICKWICK PLACE, INDIANAPOLIS, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PICKWICK PLACE, INDIANAPOLIS, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PICKWICK PLACE, INDIANAPOLIS, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                          -s- Kenneth W. Kapecki
                                          ----------------------------
                                                 Ken Kapecki, MAI
                                      Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                                   #CG49600008

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                                         KENNETH W. KAPECKI, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation       Mr. Kapecki has over 17 years of experience in providing
                valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PICKWICK PLACE, INDIANAPOLIS, INDIANA

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION       University of Wisconsin - La Crosse
                Bachelor of Science - Geography

STATE           State of Illinois, Certified General Real Estate Appraiser,
CERTIFICATIONS  #153000331

                State of Indiana, Certified General Appraiser, #CG49600008

                State of Michigan, Certified General Appraiser, #1201003145

                State of Wisconsin, Certified General Appraiser and Licensed

                Appraiser, #641

PROFESSIONAL    Appraisal Institute, MAI Designated Member Chicago Chapter,
AFFILIATIONS    Admissions Committee Member,
                1997 - Present

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PICKWICK PLACE, INDIANAPOLIS, INDIANA

VALUATION AND   Appraisal Institute
SPECIAL COURSES    Appraisal Principles
                   Case Studies in Real Estate Valuation
                   Fair Lending and the Appraiser
                   Highest & Best Use and Market Analysis
                   Income Capitalization, Parts A and B
                   Litigation Support: The Appraiser as an Expert Witness
                   Partial Interest Valuation
                   Real Estate Disclosure
                   Report Writing
                   Standards of Professional Practice
                   Valuation of Detrimental Conditions
                   Valuation Theory and Techniques
                Arthur Andersen, Course Developer
                   Income Capitalization Theory and Techniques
                   Introduction to the Cost Approach
                   Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PICKWICK PLACE, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.